                                                                    EXHIBIT 10.1

                                LICENSE AGREEMENT

     THIS AGREEMENT is made as of April 11, 2000 (the "Effective Date"), by and between MGI PHARMA, INC., a Minnesota corporation having its principal place of business at Suite 110, 6300 West Old Shakopee Road, Bloomington, Minnesota 55438-2318 ("MGI"); and CIBA Vision AG, a Novartis company, organized under the laws of Switzerland having a place of business at Grenzstrasse 10, CH-8180 Bulach, Switzerland ("CIBA Vision").

                                    Recitals
                                    --------

     A. MGI has acquired certain rights, and developed certain data, relating to the manufacture, use and sale of medicinal products in which a substance known generically as pilocarpine hydrochloride is the active substance.

     B. MGI has obtained from the United States Food and Drug Administration ("FDA") regulatory approval to market and sell pilocarpine hydrochloride as a treatment for post-radiation xerostomia and xerostomia associated with Sjogren's syndrome, and, through its previous licensee, has obtained additional marketing authorizations in the Territory for xerophthalmia associated with Sjogren's syndrome.

     C. CIBA Vision possesses the resources, skill and experience required to register, market and sell medicinal products incorporating pilocarpine hydrochloride in such territory;

     D. MGI has entered into an agreement with Merck KGaA (successor organization to E. Merck) pursuant to which MGI has been granted the exclusive right and license to refer to information contained in regulatory dossiers owned by Merck KGaA for the purpose of obtaining marketing authorizations throughout the world for certain medicinal products in which pilocarpine drug substance is an active substance.

     E. MGI is willing to grant to CIBA Vision, and CIBA Vision wishes to obtain from MGI the right to register, market and sell such medicinal products in the Territory, all upon and subject to the terms and conditions set forth in this Agreement.

     NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto have agreed as follows:

                                    Article 1
                             INTRODUCTORY PROVISIONS

          1.1 Defined Terms. The following terms, when used in capitalized form in this Agreement, shall have the meanings set forth below:

          (a) "Adverse Experience Data" shall mean all data concerning any serious or unexpected adverse effects, side-effects and contraindications of any Licensed Product which come to the attention of either Party or of any Sublicensee of either Party and which is of such a nature and magnitude that it is required under the laws of the United States or of any country in the Territory to be collected, maintained and reported to Competent Authority.


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          (b)  "Affiliate" when used with reference to either Party shall mean any entity controlling, controlled by or under common control with such Party. For purposes hereof, "control" shall mean ownership, directly or indirectly, of more than fifty percent (50%) of the securities having the right to vote for election of directors, in the case of a corporation, and more than fifty percent (50%) of the beneficial interest in the capital, in the case of an entity other than a corporation.

          (c) "Best Efforts" shall mean those efforts that would be made by a reasonably prudent business person acting in good faith and in the exercise of reasonable commercial judgment.

          (d) "CIBA Vision Sublicensee" shall mean any entity to which CIBA Vision has granted, a sublicense pursuant to Article 9.

          (e) "Competent Authority" shall mean, in respect of any country, any agency responsible for the issuance of Marketing Authorizations for medicinal products marketed in that country.

          (f) "Confidential Information" shall mean all information, including but not limited to Proprietary Product Information, including any information on the markets, customers, suppliers, patents or patent applications, inventions, products, procedures, designs, formulas, business plans, financial projections, organizations, employees, consultants or any other similar aspects of a Party's present or future business, the secrecy of which confers a competitive advantage upon that Party.

          (g) "Drug Master File" shall mean Type II Drug Master File No. 8453 on file with the FDA, any supplementary or successor drug master file in respect of pilocarpine drug substance that may hereafter be submitted by Merck KGaA to the FDA, or any corresponding drug master file or similar file in respect of pilocarpine drug substance that may hereafter be submitted by Merck KGaA to any Competent Authority in any country other than the United States.

          (h) "E. Merck Agreement" shall mean the Supply and License Agreement dated as of March 19, 1992 between Merck KGaA and MGI.

          (i) "Health Registration Dossier" shall mean all documentation which is now or shall hereafter be on file with the FDA, or any Competent Authority, which comprises the information and data submitted to such agency in support of an application made by either Party, or a Sublicensee of either Party, to such agency for Marketing Authorization for any Licensed Product for treatment of any Indication.

          (j) "Indication" shall mean any medical condition or set of symptoms for the treatment of which a medicinal product may be determined to be useful.


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          (k)  "Know-How" shall mean all information and data, regardless of form, which is necessary or useful (i) to the manufacture of the Licensed Products or (ii) to the development or manufacture of dose forms or means of delivery of the Licensed Products, and which is owned, developed, acquired or otherwise licensable by either Party or any Sublicensee of either Party during the term of this Agreement.

          (l) "Licensed Products" shall mean pharmaceutical products having as an active substance pilocarpine and including any other forms and strengths of pilocarpine for parenteral administration, as described and defined in Exhibit A.

          (m) "Marketing Authorization" shall mean any authorization which is legally required under applicable laws, regulations or administrative decisions to put a proprietary medicinal product on the market in any country for use in treatment of any Indication; including, without limitation, any governmental price approval or reimbursement approved under a national health insurance system.

          (n) "MGI Sublicensee" shall mean any third party to which MGI shall have granted a sublicense under the E. Merck Agreement or a license to use Proprietary Product Information, Know-How or the Trademark in respect of any country outside the Territory.

          (o) "MAT" (or Moving Annual Total) shall mean total cumulative actual Net Sales Revenue for any consecutive twelve (12) month period starting with the first day of any month and running through the last day of any calendar month twelve months later.

          (p) "Net Sales Revenue" shall mean the total amount invoiced by CIBA Vision to third parties for sale of Licensed Product in the Territory, less (i) allowance or credit for returns, including withdrawals and recalls; (ii) sales rebates allowed or paid;
               (iii) volume and/or cash discounts to the extent that the same are not reflected in the invoiced price; (iv) sales, value-added and other taxes that are payable by the buyer and are included in the invoiced price; (v) transportation, handling and insurance costs that are payable by the buyer related to such sales and separately identified and included in the invoice; and (vi) customs duties related to sales made by the seller to its customers if separately identified and included in the invoice.

          (q)  "Party" shall mean either of the two parties to this Agreement.

          (r) "Patents" shall mean any and all patents under the laws of any country or countries which are owned, acquired or otherwise licensable by either Party or its Sublicensees during the term of this Agreement and which are necessary or useful (i) to the manufacture of the Licensed Products, (ii) to the development or manufacture of dose forms or means of delivery of the Licensed Products, or (iii) to the use of the Licensed Products in conjunction with other products.


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          (s)  "Sublicensee" shall mean either an MGI Sublicensee or a CIBA
               Vision Sublicensee.

          (t) "Product Launch" shall mean, in respect of each country in the Territory, the first commercial sale of the Licensed Products for resale or use in such country.

          (u) "Proprietary Product Information" shall mean (i) all information and data now or hereafter contained in any Drug Master File or Health Registration Dossier to which either Party, or any Sublicensee of either Party, shall have the right under applicable law, regulations and administrative decisions to refer, to authorize third parties to refer and to prohibit third parties from referring, for purposes of any application for Marketing Authorization for any Licensed Product and (ii) all other information and data now or hereafter in existence which relates to the development, testing, manufacture, marketing or use of any Licensed Product and which shall not have entered into the public domain.

          (v) "Supply Agreement" shall mean that certain Supply Agreement, in the form set forth in Exhibit B hereto, entered into between MGI and CIBA Vision contemporaneously with the execution of this Agreement.

          (w) "Supporting Data" shall mean all data and information in the possession of either Party or Sublicensee relating to (i) the pharmacological or toxicological properties of any Licensed Product, (ii) pre-clinical or clinical testing and experience in relation to any Licensed Product, which is not included in any Health Registration Dossier and (iii) to the extent reasonably required for purposes of any application for Marketing Authorization, the chemical composition, manufacturing processes and quality control testing of the Licensed Products.

          (x) "Territory" shall mean the following countries as constituted on the Effective Date, exclusive of any overseas territories, departments or possessions of any of such countries: Albania, Armenia, Austria, Azerbaijan, Belgium, Belarus, Bosnia and Herzegovina, Bulgaria, Croatia, Cyprus, The Czech Republic, Denmark, Estonia, Finland, France, Georgia, Germany, Greece, Hungary, Iceland, Ireland, Italy, Kazakhstan, Kyrgyzstan, Latvia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Malta, Moldova, the Netherlands, Norway, Poland, Portugal, Romania, The Russian Federation, Slovakia, Slovenia, Spain, Sweden, Switzerland, Tajikistan, Turkey, Turkmenistan, Ukraine, the United Kingdom, Uzbekistan and Yugoslavia.

          (y) "Trademark" shall mean the trademarks listed in Exhibit D for each Country or as otherwise agreed on by both parties in writing, and shall have the same meaning without regard to whether such trademark is at any given time registered or otherwise protected under the laws of any country.

          1.2 Other Rules of Interpretation. Unless the context clearly indicates otherwise, the following rules shall govern the interpretation of this Agreement:


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          (a)  The definitions of all terms defined herein shall apply equally to the singular, plural, and possessive forms of such terms.

          (b) All references to "Sections," or "Exhibits" shall mean the corresponding Sections of and Exhibits to this Agreement.

                                    Article 2
                                  LICENSE GRANT

          2.1 License to Market and Sell. Subject to the terms and conditions of this Agreement, MGI hereby grants to CIBA Vision an exclusive right and license under all Patents, Know-How and Proprietary Product Information which are or shall hereafter be owned, controlled or otherwise licensable by MGI, upon and subject to the conditions under which MGI has or shall have the right to grant such right and license, to apply for Marketing Authorizations for Licensed Products in each country in the Territory and to use, market, promote and sell Licensed Products in the Territory. Such right and license includes, but is not limited to, a sublicense under the rights and license granted to MGI under the E. Merck Agreement. The right and license granted herein shall be further subject to the following terms and conditions:

          (a) Such right and license shall include the right of CIBA Vision to refer to and/or otherwise use, in applications for Marketing Authorization for Licensed Products in the Territory, to the Drug Master File as well as any MGI Health Registration Dossier for any Indication.

          (b) Such right and license shall be exclusive to CIBA Vision, and MGI shall not market, promote or sell Licensed Products within the Territory or license, supply or otherwise assist any third party to do so, except as expressly provided herein.

          (c) Such right and license shall include the right to grant sublicenses in accordance with Article 9.

          (d) CIBA Vision acknowledges that it shall purchase all of its requirements for the Licensed Products from MGI as the sole supplier, on the terms set forth in the Supply Agreement; provided, however, that its right and license hereunder shall include the right to specify in its purchase orders for delivery of Licensed Product which alternate manufacturer, previously validated and approved as provided in the Supply Agreement, shall be used by MGI to manufacture such order, as provided in such Supply Agreement.


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          2.2 License Grant-Back. CIBA Vision hereby grants to MGI an irrevocable, nonexclusive, royalty-free right and license, with right of sublicense, under (i) all Proprietary Product Information developed by CIBA Vision or its Sublicensees during the term of this Agreement; and (ii) all Patents and Know-How conceived and reduced to practice by CIBA Vision or its Sublicensees during the term of this Agreement in connection with the use, sale or manufacture of Licensed Products, except for Patents and Know-How developed by CIBA Vision or its Sublicensees without use of MGI Confidential Information, as shown by reasonable proof; to apply for Marketing Authorizations for the Licensed Products in respect of each country outside the Territory, for all Indications, to market, promote and sell the Licensed Products in each country outside the Territory pursuant to such Marketing Authorizations and to manufacture or have manufactured Licensed Products anywhere in the world. Such right and license shall include the right to refer, in any application for Marketing Authorization for the Licensed Products in respect of any country outside the Territory, to any and all Health Registration Dossiers which CIBA Vision shall establish with Competent Authorities in the Territory.

          2.3 MGI Health Registration Dossiers. MGI shall provide or cause to be provided to CIBA Vision complete and accurate copies of all documentation contained in each Health Registration Dossier for the Licensed Products, as of the Effective Date, within thirty (30) days after MGI's receipt of the payment provided for in Section 5.1. MGI shall thereafter update such information to CIBA Vision with any additional documentation it may add to such Health Registration Dossiers, within thirty (30) days after the date on which it was submitted to the FDA or other Competent Authority, subject to Section 2.5. In addition, MGI will furnish or cause to be furnished to CIBA Vision any information contained in the Drug Master File that is required to be furnished to any Competent Authority, upon and subject to the terms and conditions of the E. Merck Agreement.

          2.4 CIBA Vision Health Registration Dossiers. CIBA Vision shall provide to MGI complete and accurate copies of all documentation contained in CIBA Vision's or its Sublicensee's Health Registration Dossier, within reasonable time, but no more than sixty (60) days. CIBA Vision shall thereafter update such information to MGI with any additional documentation it or any CIBA Vision Sublicensee may add to such Health Registration Dossiers, within thirty (30) days after the date on which it was submitted to the respective Competent Authority, subject to Section 2.5.

          2.5. Adverse Experience Data Information. Both Parties agree to mutually exchange, in English, all information relating to the safety of the Licensed Product (including publications from/in their respective Territory) in a manner consistent with FDA and ICH guidelines, enabling both Parties to fully meet their obligations towards regulatory authorities and to enable them to continuously assess the Licensed Products' safety profile. Case reports shall be exchanged in a type-written CIOMS or FDA-3500 format. CIBA Vision will maintain its own Safety Database for the Territory. Copies of Adverse Experience Data shall be forwarded in English by facsimile or courier as quickly as may be necessary to permit the recipient to comply with any applicable legal requirements and within
          (i)  seven (7) days for fatal or life threatening cases,
          (ii) ten (10) days for all other serious events,
          (iii) quarterly for all non-serious events,


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     after such Adverse Experience data is acquired but in no event later than the date on which such Adverse Experience Data is provided to any Competent Authority. All adverse events received by MGI, a Marketing Authorization Holder (MAH) of Salagen Tablets in the United States, will be relayed to CIBA Vision and to all other authorized MAH partners outside the Territory in concert with approved FDA and ICH Guidelines and Regulations. CIBA Vision shall from time to time provide MGI with a written list of the MAHs in each country in the Territory to which CIBA Vision will be relaying all Adverse events.

     The details and timelines for the exchange of pharmacovigilance information will be outlined in a separate agreement between the pharmacovigilance departments of both parties.

          2.6 Other Information and Data. Each Party shall provide to the other Party complete and accurate copies of all documentation containing Supporting Data, Clinical Study Reports or other Study Reports, and other data relating to the Licensed Products, which is prepared or acquired by such Party or any of its respective Sublicensees during the term of this Agreement.

          2.7. English Translation. Both parties shall take best efforts to provide any information to the other in English. In case a document needs to be translated exclusively for one party's needs, the same party shall bear the costs of such translation.

                                    Article 3
                               MARKET DEVELOPMENT

          3.1 Regulatory Approvals and Product Launch. Attached hereto as Exhibit C is a list of the Marketing Authorizations received for the Licensed Products as of the Effective Date. CIBA Vision shall prepare and submit to MGI, within thirty (30) days of the Effective Date, a written plan for obtaining other Marketing Authorizations for the Licensed Products in the Territory. CIBA Vision shall submit to Health Authorities all other applications and supporting data and information that may be necessary to obtain any other Marketing Authorizations for the Licensed Products in the Territory in accordance with the approved plan. In particular, CIBA Vision shall use its Best Efforts, where commercially reasonable, to obtain, maintain and renew such Marketing Authorizations for the Licensed Products in each country in the Territory. CIBA Vision shall provide MGI with written semi-annual reports of its progress in obtaining and maintaining such Marketing Authorizations, due at marketing meetings according to section 4.4. CIBA Vision shall also use its Best Efforts, where commercially reasonable and justifiable, to launch Licensed Products in each country in the Territory after obtaining Marketing Authorization.

          3.2 Mutual Assistance. Each of the Parties shall use its Best Efforts to provide such assistance as the other Party shall reasonably request for purposes of obtaining Marketing Authorizations for the Licensed Products, as follows:


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          (a)  Each Party shall make its personnel available, both in person and by telephone, for reasonable periods of time, to advise personnel of the other Party in connection with its applications for Marketing Authorization for the Licensed Products. Where such assistance will require travel of the Party requested to provide such assistance, the requesting Party shall notify the other
               Party of its need therefor at least fifteen (15) days in advance of the day on which it desires such personnel to be made available to it, provided that, should unusual circumstances arise such that either Party requires immediate assistance hereunder, the other Party shall use its Best Efforts to provide such assistance without regard to such notice requirement.

          (b) The scope of the cooperation between the Parties hereunder shall include collaboration and assistance in (i) interpretation of any Health Registration Dossier or other Supporting Data provided by either Party to the other, (ii) and review of regulatory documentation and submissions prepared by the other Party.

          (c) Each Party shall bear the expenses of its own personnel engaged in the cooperative efforts provided for in this Section 3.2. However, it is the intent of the Parties that the scope and duration of such efforts shall not be such as to require the hiring of additional personnel or as to conflict with the efficient operation of either Party's other business. In the event that more extensive cooperation may be required than can be achieved in a manner consistent with these criteria, the Parties will jointly consider possible cost-sharing or other mutually beneficial solutions.

          3.3 Coordination of Testing and Trials. The Parties shall keep one another fully and currently informed as to all tests and trials that they intend to carry out for purposes of compliance with regulatory requirements and shall cooperate in the design of such tests and trials in order to ensure to the maximum possible extent that duplication of effort will be avoided, and, that the results will be suitable for filing both with the FDA and with Competent Authorities in the Territory and will otherwise be usable for purposes of meeting all applicable regulatory requirements. Without limiting the generality of the foregoing, the Parties shall use their Best Efforts to ensure that all clinical trials of the Licensed Products that they shall undertake after the Effective Date shall be designed and conducted in accordance with good clinical practices and good laboratory practices as established for both the United States and the European Community. Except as otherwise agreed, however, supporting trials conducted by CIBA Vision in Europe shall be required to meet European requirements only.


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                                    Article 4
                                    MARKETING

          4.1 Promotion and Marketing. CIBA Vision shall commit adequate funding and use its Best Efforts to fund and support Product Launch, marketing and sale of Licensed Products throughout the Territory. Within thirty (30) days after the Effective Date and thereafter each calendar year during the term of this Agreement within the budget timelines as agreed by both parties, CIBA Vision shall provide MGI with an annual plan and budget, detailing its proposed marketing of the Licensed Products in the Territory, on a country-by-country basis, during the upcoming year. MGI shall be entitled to review and comment on such plan. In addition, by January 20 of each calendar year during the term of this Agreement, CIBA Vision shall provide MGI with a report comparing its actual performance against the annual plan and budget for the previous calendar year.

          4.2 Competing Products. CIBA Vision agrees that it will not, and will require its Sublicensees not to, during the term of this Agreement develop or cause to be developed, market, promote or sell within the Territory any other medicinal product other than Licensed Product with the same mechanism of action, namely the stimulation of the activity of the exocrine glands by agonism on cholinergic receptors, and oral administration.

          4.3 Assistance by MGI. MGI shall provide reasonable assistance to CIBA Vision by providing marketing information and sales training materials relating to the Licensed Products, whether generated by MGI or its Sublicensees. In addition, MGI shall invite a reasonable number of CIBA Vision's sales personnel to attend any MGI sales training programs on the Licensed Products. CIBA Vision shall bear the travel and living expenses for such of its personnel and any incremental training costs.

          4.4 Meetings. Representatives of CIBA Vision and MGI shall meet on a semi-annual basis, alternating between meeting sites in Europe and the United States, to discuss CIBA Vision's promotional and marketing efforts relating to the Licensed Products in the Territory, as well as MGI's corresponding efforts in the United States.

          4.5 Compliance with Laws. CIBA Vision shall ensure that the marketing, promotion and sale of the Licensed Products complies with the conditions and requirements of an applicable Marketing Authorizations, and with all other applicable legal and regulatory requirements in the Territory.

                                    Article 5
                           LICENSE FEES AND ROYALTIES

          5.1 License Fees. CIBA Vision shall pay to MGI a license fee, to be paid as follows:

          (a)  one and one half million US Dollars (US$ 1,500,000), within five
               (5) business days after CIBA Vision is enabled, as a wholesaler, to sell Licensed Product in the United Kingdom with the UK Health Authorities (hereinafter MCA) having approved the 12-month shelf life extension (36 months) to all existing inventory.


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          (b)  one and one half million US Dollars (US$ 1,500,000), within five
               (5) business days after (i) Global Pharm Inc. has been approved as a new manufacturer by MCA and (ii) all necessary documents have been provided to CIBA Vision and/or the MCA in order to effect a change of the Marketing Authorization Holder in the U.K.

          5.2 Milestone Payments. CIBA Vision shall pay to MGI in the following milestone payments within thirty (30) days of the occurrence of the applicable milestone

         Milestone Payment            Milestone Event
         ----------------             ---------------
         US$ 1,000,000                Net Sales Revenues for Licensed Products
                                      reach US$ 5 Million on a MAT basis, but
                                      not due before January 1, 2002

         US$ 1,000,000                Net Sales Revenues for Licensed Products
                                      reach US$ 10 million on a MAT basis, but not due before January 1, 2003

         US$ 1,000,000                Net Sales Revenues for Licensed Products
                                      reach US$ 15 million on a MAT basis, but not due before January 1, 2004

         US$ 1,000,000                Cumulative Net Sales Revenues for
                                      Licensed Products reach US$ 35 million,
                                      but not due before January 1, 2005

          5.3 Royalties. In addition to the license fees and the milestone payments provided for under Sections 5.1 and 5.2, CIBA Vision shall pay to MGI royalties of twenty percent (20%) of Net Sales Revenue on Licensed Products. Such royalty rate shall be reduced to eight percent (8%) on a country-by-country basis if and when a generic substitute for the Licensed Products is sold in a country in the Territory and CIBA Vision loses 20% or more within previous twenty-four (24) months (on a moving basis), anytime after the introduction of the generic product in that country. CIBA Vision shall be entitled to specify delivery of Licensed Product from the approved manufacturer of Licensed Product with the lower cost. In the event the higher cost manufacturer is selected, such higher cost will be borne entirely by CIBA Vision.

          5.4 Minimum Sales. In each calendar year, CIBA Vision agrees to sell the following minimum amounts of the Licensed Products:

           Year                       Minimum Net Sales Revenues
           ----                       --------------------------
           2000                       No Minimum Sales
           2001                       Euro 2 million
           2002                       Euro 4 million
           2003                       Euro 5 million
           Thereafter                 Euro 5 million in each calendar year.


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

     If CIBA Vision fails to sell the above minimum amounts, and such failure is not due to insufficient supply by MGI under the Supply Agreement for whatever reason, MGI may, at its option and effective upon forty-five (45) days written notice to CIBA Vision, as the sole remedy, convert this Agreement and the licenses granted under section 2 (but not the Trademark license according to section 8) to non-exclusive. CIBA Vision's obligations under this Section 5.4 shall be reduced, country-by-country, on a pro rata basis (in accordance to the country relative weight as indicated in Exhibit
     F) if and when a generic substitute for the Licensed Products is sold in any country in the Territory.

          5.5 Reports. CIBA Vision shall provide to MGI, on or before the date which shall be forty-five (45) days after the end of each calendar quarter during the term of this Agreement, a report which shall show Net Sales Revenue for such calendar quarter by country and the calculation of the royalties payable. If actual Net Sales Revenue of any Sublicensee for that quarter is unavailable at the time such quarterly report is due, CIBA Vision shall include in its report for that quarter a good faith estimate of such Net Sales Revenue, and an appropriate adjustment for the difference between the actual and estimated Net Sales Revenue shall be made in the report for the following quarter, with a corresponding adjustment in the amount of royalties payable in respect of that quarter.

          5.6 Exchange Rates. All payments related to Milestones and Royalties shall be made in US Dollar currency. For purposes of determining the amount of Net Sales Revenue during any calendar month, the total of all sales in each other currency during such month shall be converted into US Dollar currency at the rate in effect at the close of the last business day of the month, as reported by the Wall Street Journal.

          5.7 Books and Records. During the term of the Agreement and for three
     (3) years thereafter, CIBA Vision shall keep accurate and complete records showing all sales of Licensed Products by CIBA Vision and its Sublicensees. Such records shall include all information necessary to verify the total amount and computation of earned royalties hereunder, and shall be open to inspection and audit, during reasonable business hours, to the extent necessary to verify the amount of such royalties. Such inspection and audit shall be conducted at the request and expense of MGI by an independent Certified Public Accountant appointed by MGI and reasonably acceptable to CIBA Vision. In the normal course, such inspection and audit shall be made not more often than once in each calendar year. Such Certified Public Accountant shall undertake a confidentiality obligation to CIBA Vision permitting it to disclose to MGI, and only MGI, the amount of the royalties due hereunder, and no other information. MGI shall bear the costs of any such inspection and audit; provided that if any inspection and audit reveals an underpayment of more than five percent (5%), CIBA Vision shall reimburse MGI for its out-of-pocket costs for such inspection and audit.

          5.8 Taxes. All payments to be made by CIBA Vision will be paid from its place of business in Switzerland to MGI in the United States pursuant to this Agreement, and represent net amounts that MGI is entitled to receive, and shall not be subject to withholding or deduction for any reason whatever. In the event that such payments become subject to duties, taxes or charges of whatever kind or nature levied by any country other than the United States, such payments shall be increased to such an extent as to allow MGI to receive the net amounts due under this Agreement.

          5.9 Payments.

          (a) All amounts related to goods shall be payable according to the terms agreed on in the Supply Agreement (Exhibit B).

          (b) All amounts related to royalties payable for any calendar quarter under Section 5.3 shall be due on the same date as the report relating to that quarter, as provided in that section 5.5.

          (c) All amounts related to License Fees and Milestone payments shall be due on the dates and in the currencies as indicated in section
               5.1 and 5.2.

          (d) Each such payment shall be made by wire transfer to the account of the Party receiving same at a bank designated in writing by that Party from time to time. Any overdue amounts hereunder shall bear interest at the rate of twelve percent (12%) per annum, or the maximum legal interest rate, whichever is lower.

                                    Article 6
                                 INDEMNIFICATION

          6.1 Product Liability Claims. Each of the Parties shall indemnify and hold harmless the other Party, its Affiliates and its Sublicensees from and against all liabilities, damages, losses, costs and expenses (including reasonable attorneys' fees) arising out of claims, suits or proceedings brought by third parties wherein it is alleged that personal injury or death has resulted from use of the Licensed Product, as follows:

          (a) MGI shall indemnify and hold harmless CIBA Vision, its Affiliates and its Sublicensees if and to the extent that any such claim, suit or proceeding is based upon alleged or actual (i) negligence, gross negligence or willful misconduct of or attributable to MGI in connection with the conduct of preclinical or clinical testing of any Licensed Product; (ii) negligence, gross negligence or willful misconduct of or attributable to MGI,
               E. Merck, or any contractor of MGI in the manufacture of any Licensed Product supplied by MGI to CIBA Vision or any of its Sublicensees; (iii) failure of any Licensed Product supplied by MGI to CIBA Vision or any of its Sublicensees to conform to the Product Release Specifications (as defined in the Supply Agreement) for such Licensed Products or to comply with the warranties as set forth in the Supply Agreement or with applicable laws, regulations or administrative decisions; or (iv) failure of MGI to comply with any provision of this Agreement, the Supply Agreement or with any applicable laws, regulations and/or administrative decisions relating to the Licensed Products; or otherwise arises from the sale or provision of any Licensed Product by MGI to any third party, except to the extent subject to indemnification by CIBA Vision pursuant to Section 6.1(b).

          (b) CIBA Vision shall indemnify and hold harmless MGI, its Affiliates and its Sublicensees if and to the extent that any such claim, suit or proceeding is based upon alleged or actual (i) negligence, gross negligence or willful misconduct of or attributable to CIBA Vision or any of its Sublicensees in connection with the conduct of any pre-clinical or clinical testing of any Licensed Product; (ii) negligence, gross negligence or willful misconduct of or attributable to CIBA Vision or any of its Sublicensees in the promotion, marketing, packaging, labeling or sale of any Licensed Product, whether or not supplied by MGI or (iii) failure of CIBA Vision or any of its Sublicensees to comply with any provision of this Agreement or with any applicable laws, regulations and/or administrative decisions relating to the Licensed Products; or otherwise arises from the sale or provision of any Licensed Product by CIBA Vision or its Sublicensees to any third party, except to the extent subject to indemnification by MGI pursuant to Section 6.1(a).

          (c) Whenever either Party shall become aware of a claim, suit or proceeding in respect of which such Party or any of its Sublicensees shall be entitled to indemnification under the provisions of this Agreement, such Party shall give notice in writing to the other Party, shall permit the other Party to assume control of the defense or settlement of the matter, and shall provide, at the expense of the other Party, all authority, information and assistance which the other Party shall reasonably request for purposes thereof.

          6.2 Further Indemnification. Notwithstanding any other provision hereof, each Party agrees to indemnify and hold harmless the other Party from and against any loss, liability, damage or expense (including reasonable attorney's fees) which the other Party shall suffer, sustain or become subject to as a direct and proximate result of (i) any gross negligence or willful misconduct on the part of employees or agents of the indemnifying Party, its Affiliates or any of its Sublicensees, (ii) any breach of any covenant or agreement of the indemnifying Party contained in this Agreement, or (iii) any misrepresentations by the indemnifying Party in or in connection with this Agreement.

          6.3 Subrogation. In the event that either Party shall have indemnified the other Party under Section 6.1 or Section 6.2, the indemnifying Party shall be subrogated to the rights of the indemnified Party against any third party, and such indemnified Party hereby assigns to the indemnifying Party all claims, causes of action and other rights which the indemnified Party may then have against any third party, including Sublicensees and, in the case of MGI, Merck KGaA, or against any contract manufacturer of Licensed Products supplied under the Supply Agreement, with respect to the claim, suit or proceeding. Conversely, and without in any way limiting the obligation of either Party to indemnify the other Party as herein provided, to the extent that either Party shall fail to perform its indemnification obligations under Section 6.1 or Section 6.2, such Party owing a duty of indemnification hereby assigns to the other Party all claims, cause of action and other rights which the Party owing such duty may then have against any third party, including Sublicensees and, in the case of MGI, Merck KGaA, or against any contract manufacturer of Licensed Products supplied under the Supply Agreement, with respect to the claim, suit or proceeding.

          6.4 Insurance. Both parties shall procure and maintain adequate insurance or equivalent coverage in order to be able to cover claims under this agreement. Upon request, each party shall provide proof of adequate coverage to the other party.

                                    Article 7
                                 CONFIDENTIALITY

          7.1 Non-Use and Non-Disclosure. Each Party acknowledges and agrees that all the other Party's Confidential Information is confidential and proprietary to the disclosing Party. Each Party shall not use or disclose to any third party the other Party's Confidential Information for any purpose other than as permitted or required hereunder. Each Party shall take the same reasonable measures necessary to prevent any disclosure by its employees, agents, contractors, or consultants of the other Party's Confidential Information as it applies to the protection of its own Confidential Information.

          7.2 Marking. To be entitled to protection as Confidential Information, all MGI or CIBA Vision documents containing that Party's Confidential Information shall be appropriately and clearly marked as "Proprietary," "Secret," "Confidential," or other words to similar effect. If a disclosure of Confidential Information is made orally, as in a meeting, the disclosing Party shall indicate the nature of that information at the time of its disclosure and shall confirm such designation in writing within ten (10) days of the date of such disclosure to the receiving Party.

          7.3 Exclusions. Information shall not be considered Confidential Information hereunder if it:

          (a) was already in the possession of the receiving Party prior to its receipt from the disclosing Party, as shown by the receiving Party's books and records;

          (b) is, or becomes, part of the public knowledge or literature through no fault, act or omission of the receiving Party, provided, Proprietary Product Information shall not be deemed to have entered the public domain by reason of its having been filed with any Competent Authority;

          (c) is, or becomes, available to the receiving party from a source other than the disclosing party, which source has rightfully obtained the same information and has no obligation of confidentiality to the disclosing party with respect to it;

          (d) is made available on an unrestricted basis by the disclosing Party to a third party unaffiliated with the disclosing Party; or

          (e) is required to be revealed pursuant to law; provided, however, the receiving Party which is under any such requirement of law shall give reasonable notice to the disclosing Party of such requirement and shall cooperate with the disclosing Party in reasonable legal efforts to limit or mitigate any such revelation so as to preserve the proprietary nature of any Confidential Information contained therein.

          7.4 Duration; Surviving Obligation. Each Party's obligations of non-use and non-disclosure of the other Party's Confidential Information shall apply during the term of this Agreement and shall also survive for a period of five (5) years after its termination for any reason.

                                    Article 8
                                TRADEMARK LICENSE

          8.1 License Grant. MGI hereby grants to CIBA Vision an exclusive, royalty-free right and license, during the term of this Agreement, to use the Trademark in connection with the marketing, promotion, advertising and sale or other distribution of the Licensed Products within the Territory and for no other purpose. Such right and license shall include the right to grant sublicenses in accordance with Article 9. In the event that the execution and filing of one or more registered user agreements is required in connection with the license grant to CIBA Vision or the sublicensing of any Sublicensee of CIBA Vision under the laws of any country in the Territory, CIBA Vision shall cause such an agreement to be executed and filed and provide MGI with evidence of such filing, and MGI shall sign such documents and otherwise cooperate as necessary to facilitate the filing of any such agreement.

          8.2 Quality Standards. All Licensed Products sold under the Trademark by CIBA Vision or its Sublicensees, or Co-promotion Partners, shall comply with reasonable standards adhered to by MGI in its own manufacture and sale of Licensed Products, which standards shall be provided to CIBA Vision in writing as soon as feasible, and in any event prior to the filing by CIBA Vision or its Sublicensees, of the first application for Marketing Authorization of the Licensed Products in the Territory. Any subsequent changes in such standards shall be provided to CIBA Vision in writing sufficiently in advance to permit CIBA Vision reasonably to comply. In particular, and without limiting the generality of the foregoing, the following terms and conditions shall apply:

          (a) Upon request by MGI, CIBA Vision shall provide MGI with samples of Licensed Products bearing the Trademark, as well as copies of all materials, including but not limited to brochures, professional literature, packaging and consumer instructions, which are created or intended for use by CIBA Vision or any of its Affiliates in the advertising, promotion, marketing or sale of Licensed Products, for examination and testing to verify compliance with the standards of this Section 8.2. CIBA Vision shall also permit MGI, at reasonable times, to examine stocks of Licensed Products held by it or its Sublicensees to verify compliance with such standards. MGI shall notify CIBA Vision in writing CIBA Vision shall take reasonable steps to correct the problem in consultation with MGI.

          (b) If MGI notifies CIBA Vision in writing of any nonconformity with such standards in the Licensed Products sold by CIBA Vision or its Sublicensees, CIBA Vision shall take all reasonable steps or measures necessary to ensure that such products are brought into compliance with the applicable standards.

          8.3 Use of Trademark. CIBA Vision shall market the Licensed Products under the Trademark; provided, however that if the Trademark is unavailable or unusable in a particular country in the Territory, the Parties shall mutually agree on a suitable alternative. In addition, all packages in which Licensed Products are to be sold to consumers shall, where legally permissible, bear a legend, stating that Licensed Products are "Sold by [CIBA Vision or Sublicensee] under License from MGI PHARMA, INC.". CIBA Vision shall provide to MGI samples of packages bearing the Trademark.

          8.4 Registration and Approvals. Attached hereto as Exhibit D is a list of the registrations and pending applications for registration for the Trademarks. MGI shall have the sole right to file applications for trademark registration, and to maintain registrations and pending applications for the Trademarks in the Territory. However, if MGI fails to file for a trademark application or to maintain a trademark registration or pending application in a country in the Territory for more than thirty (30) days after a respective request by CIBA Vision, CIBA Vision shall have the right to file for such trademark application or to maintain the trademark registration or pending application in the name of MGI, and at reasonable and customary costs to be paid by MGI.

          8.5 Reservation of Rights. CIBA Vision acknowledges MGI's proprietary rights in and to the Trademark, subject to the licenses granted pursuant to this Agreement. CIBA Vision acknowledges that nothing in this Agreement shall constitute a grant of any license or right in or to any trademarks, tradenames or logotypes owned by MGI other than the Trademark. CIBA Vision shall not adopt, use or register any words, phrases or symbols which are identical to or confusingly similar to the Trademark and shall not use the Trademark as part of its corporate or trade name, or in combination with any other trademark or trade name or permit any third party to do so.

          8.6 Infringements. CIBA Vision shall promptly notify MGI upon becoming aware of any use in the Territory by any third party of the Trademark or of any similar mark which may constitute an infringement or passing off of the Trademark. MGI shall have the first right, at its option, to institute proceedings against third party infringers in respect of infringements occurring in the Territory. If MGI elects not to institute such proceedings within a period of thirty (30) days after its discovery of the infringement, CIBA Vision shall have the right at its option to do so. MGI shall have the exclusive right in its sole discretion to institute proceedings against third party infringers in respect of infringements occurring outside the Territory. Each Party shall cooperate fully with the other Party in connection with any such proceedings against third-party infringers, provided that all expenses of such proceedings shall be borne by the Party instituting the same and any damages which may be awarded or agreed upon in settlement of such action shall accrue to such Party.

                                    Article 9
                                   SUBLICENSES

          9.1 Sublicense Rights. CIBA Vision shall have the right to sublicense its rights hereunder and shall notify MGI of any sublicense agreement.

          9.2 Terms and Conditions of Sublicense Agreements. Each sublicense agreement with a CIBA Vision Sublicensee shall include terms insuring the protection of MGI's rights under this Agreement.

                                   Article 10
                                  FORCE MAJEURE

          10.1 Definition and Notice. "Force Majeure" shall mean any event, not existing as of the Effective Date and not reasonably within the control of the Parties as of such date, which, in whole or in material part, prevents or makes commercially unreasonable one Party's performance of its obligations under this Agreement. Force Majeure shall include, without limitation: fire, storm, earthquake, flood, acts of State or other governmental action, war or civil unrest, strikes, and prolonged shortage of energy or any other supplies. A Party affected by an event of Force Majeure shall promptly provide the other Party with written notice describing the event, its cause and foreseeable duration, and its possible consequences upon performance under this Agreement.

          10.2 Suspension of Performance. After an affected Party has given notice under Section 10.1, that Party shall be relieved of any liability under this Agreement, except for the obligation to pay amounts due and owing, but only to the extent and only for so long as the Force Majeure prevents performance. The other Party may likewise suspend the performance of all or part of its obligations, except for the obligation to pay any amounts due and owing, to the extent that such suspension is commercially reasonable.

          10.3 Termination. If the period of Force Majeure continues for more than one (1) year, either Party may terminate this Agreement upon giving notice to the other Party without incurring liability other than the obligation to make payments due to such date.

                                   Article 11
                              TERM AND TERMINATION

          11.1 Term of Agreement. The term of this Agreement shall commence on the Effective Date and unless earlier terminated in accordance with the provisions of Article 11, shall continue in full force and effect until the twelfth (12th) anniversary of the Effective Date. Thereafter the term of this Agreement shall automatically be extended for additional two (2) year terms, unless written notice of termination is given by one party. Notice of intent to terminate on the anniversary of the original term or any subsequent extension shall be provided no later than 180 days prior to such anniversary date.

          11.2 Termination.

          (a) Either Party shall have the right to terminate this Agreement by written notice to the other Party with immediate effect:

                    (i) If such other Party (the "breaching party") is in
               material breach of its obligations under this Agreement and has failed to cure such breach within sixty (60) days after its receipt of written notice thereof from the non-breaching party in the case of breach of any obligation to make payment as and when due hereunder, or within ninety (90) days after its receipt of such written notice in the case of breach of any other material obligation hereunder.

                    (ii) At any time in the event that the other Party has filed a petition of any type as to its bankruptcy or insolvency, been declared bankrupt, become insolvent, made an assignment for the benefit of creditors, gone into liquidation or receivership, or had a trustee or receiver appointed.

          (b) CIBA Vision shall be entitled to terminate this Agreement with immediate effect if the Supply Agreement is terminated and CIBA Vision has not been supplied with Licensed Product by for a period of more than on hundred eighty (180) days.

          11.3 Effect of Termination or Expiration. Upon any termination or expiration of this Agreement; the following provisions shall apply:

          (a) Termination or expiration of this Agreement shall not release either Party from the obligation to make payment of all amounts then or thereafter due and payable to the other Party hereunder.

          (b) The licenses granted to CIBA Vision hereunder shall terminate on the effective date of such termination; provided, however, that notwithstanding any such termination or expiration, CIBA Vision and its Sublicensees shall have the right to sell any remaining inventory of Licensed Products in the ordinary course of business and subject to the payment of royalties hereunder. CIBA Vision shall transfer to MGI all Marketing Authorizations, Health Registration Dossiers and any other materials prepared for purposes of or in connection with applications for Marketing Authorization in the Territory, whether or not such materials shall have been submitted to any Competent Authority, as promptly as possible, and shall take such other steps as may be necessary or useful in order to permit MGI to pursue each existing application or a substitute application with the minimum possible loss of the lead-time acquired by reason of CIBA Vision's application. In addition, within sixty (60) days after the termination or expiration of this Agreement, CIBA Vision shall furnish MGI with a list of all of CIBA Vision's customers to whom it sold Licensed Products in the last year prior to such termination.

          (c) Subject to its rights to sell remaining inventory, upon any termination or expiration, CIBA Vision shall cease and desist from use of the Trademark in any manner. CIBA Vision hereby grants to MGI in the event of such termination or expiration, full power of attorney, with the right of substitution, to cancel, revoke or withdraw any governmental registration or authorization permitting CIBA Vision to use the Trademark in the Territory and agrees to provide such further documentation and assistance as MGI may reasonably request in connection therewith.

          (d) The Parties' respective rights and obligations under Article 6 (Indemnification) shall survive termination or expiration of this Agreement. The Parties' respective rights and obligations under
               Article 7 (Confidentiality) shall survive termination or expiration for a period of three (3) years following expiration of this Agreement.

          (e) Such termination shall be without prejudice to any other remedies to which the Parties may be entitled in respect of breach of this Agreement.

                                   Article 12
                             LIMITATION OF LIABILITY

          12.1 Limitation of Liability. EXCEPT FOR ANY BREACH OF SECTION 4.2 (LOYALTY) OR ARTICLE 7 (CONFIDENTIALITY) OR PERSONAL INJURY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY HEREUNDER FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES, EVEN IF SUCH PARTY SHALL HAVE BEEN ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE.

                                   Article 13
                               DISPUTE RESOLUTION

          13.1 Negotiation. The Parties agree to consult and negotiate in good faith to try to resolve any dispute, controversy or claim that arises out of or relates to this Agreement. Except as provided in Section 13.2, no formal dispute resolution shall be used by either Party unless and until the chief executive officers of each Party shall have attempted to meet in person to achieve such an amicable resolution.

          13.2 Reservation for Litigation. Notwithstanding Section 13.3 below, each Party expressly reserves the right to seek judicial relief (including, without limitation, an injunction or other preliminary relief) from a court of competent jurisdiction.

          13.3 Arbitration. Subject to the reservation of the Parties under
     Section 13.2 above, any dispute, controversy or claim that arises out of or relates to this Agreement that is not resolved under Section 13.1 shall be settled by final and binding arbitration in accordance with the International Arbitration Rules of the American Arbitration Association ("AAA") in effect on the Effective Date, as modified by Section 13.4 below. Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. The place of arbitration shall be Minneapolis, Minnesota, U.S.A. The arbitration shall be conducted in the English language by three (3) neutral arbitrators selected by mutual agreement of the Parties or, if that is not possible within thirty (30) days of the initial demand for such arbitration, by the AAA. At least one
     (1) arbitrator shall have knowledge of and experience in the ethical pharmaceutical industry, and at least one (1) arbitrator shall have knowledge of and experience in international law and technology licensing.

          13.4 Special Rules. Notwithstanding any provision to the contrary in the AAA's International Arbitration Rules, the Parties hereby stipulate that any arbitration hereunder shall be subject to the following special rules:

          (a) The arbitrators may not award or assess punitive damages against either Party; and

          (b) Each Party shall bear its own costs and expenses of the arbitration and one-half (1/2) of the fees and costs of the arbitrators, subject to the power of the arbitrators, in their sole discretion, to award all such reasonable costs, expenses and fees to the prevailing Party.

                                   Article 14
                         REPRESENTATIONS AND WARRANTIES

          14.1 By MGI. MGI hereby represents and warrants to CIBA Vision as follows:

          (a) MGI has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Minnesota, with corporate power to conduct any lawful business activity. MGI has the corporate power and authority to enter into this Agreement and the Supply Agreement and to consummate the transactions contemplated by this Agreement and the Supply Agreement.

          (b) The execution, delivery and performance of this Agreement and the Supply Agreement, and the consummation of the transactions contemplated by this Agreement and the Supply Agreement, by MGI have been duly and validly authorized by all requisite corporate action. This Agreement and the Supply Agreement have been duly executed and delivered by MGI and constitute the legal, valid and binding obligations of MGI, enforceable against MGI in accordance with their respective terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the rights of creditors generally, and by general principles of equity.

          (c) The execution, delivery and performance of this Agreement and the Supply Agreement, and the consummation of the transactions contemplated by this Agreement and the Supply Agreement, by MGI do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, or require any authorization, consent (except as may have been obtained), approval, exemption or other action by or notice to any court or governmental body, under the provisions of MGI's Restated Articles of Incorporation or bylaws or any indenture, mortgage, lease, loan agreement, license or other agreement or instrument to which MGI is a party, or of any law, statute, rule or regulation or order, judgment or decree to which MGI is subject.

          (d) MGI has received no notice from E. Merck that it is in material breach of any of its obligations under the E. Merck Agreement; and MGI is in compliance in all material respects with the E. Merck Agreement.

          (e) It is the owner of, or is otherwise entitled to provide to CIBA Vision and to authorize CIBA Vision to use in the manner contemplated in this Agreement, all information and data, including but not limited to any applicable Drug Master Files and/or Health Registration Dossiers, which it shall provide to CIBA Vision under and for purposes of this Agreement. Such warranty shall be deemed to have been reaffirmed, upon each delivery of information and/or data hereunder, by MGI.

          (f) To the best knowledge of MGI, and after diligent research by MGI with respect to the countries listed in Exhibit D, the use, marketing, promotion and sale of the Licensed Products under the Trademark in those countries do not infringe any third party Patents and/or Trademark rights.

          14.2 By CIBA Vision. CIBA Vision hereby represents and warrants to MGI as follows:

          (a) CIBA Vision has been duly organized and is validly existing as a corporation under the laws of Switzerland, with full corporate power to conduct the business contemplated by this Agreement and the Supply Agreement. CIBA Vision has the corporate power and authority to enter into this Agreement and the Supply Agreement and to consummate the transactions contemplated by this Agreement.

          (b) The execution, delivery and performance of this Agreement and the Supply Agreement, and the consummation of the transactions contemplated by this Agreement and the Supply Agreement, by CIBA Vision have been duly and validly authorized by all requisite corporate action. This Agreement and the Supply Agreement have been duly executed and delivered by CIBA Vision and constitute the legal, valid and binding obligations of CIBA Vision, enforceable against CIBA Vision in accordance with their respective terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the rights of creditors generally, and by general principles of equity.

          (c) The execution, delivery and performance of this Agreement and the Supply Agreement, and the consummation of the transactions contemplated by this Agreement and the Supply Agreement, by CIBA Vision do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, or require any authorization, consent (except as may have been obtained), approval, exemption or other action by or notice to any court or governmental body, under the provisions of CIBA Vision's Articles of Association or any indenture, mortgage, lease, loan agreement, license or other agreement or instrument to which CIBA Vision is a party, or of any law, statute, rule or regulation or order, judgment or decree to which CIBA Vision is subject.

          (d) It is the owner of, or is otherwise entitled to provide to MGI and to authorize MGI to use in the manner contemplated in this Agreement, all information and data, including but not limited to any applicable Drug Master Files and/or Health Registration Dossiers, which it shall provide to MGI under and for purposes of this Agreement. Such warranty shall be deemed to have been reaffirmed, upon each delivery of information and/or data hereunder, by CIBA Vision.

                                   Article 15
                           ADDITIONAL COVENANTS OF MGI

     E. Merck Agreement. During the term of this Agreement, MGI agrees fully to comply with its obligations and to diligently enforce its rights under the E. Merck Agreement to the extent necessary to preserve its exclusive rights in the Territory thereunder and to preserve its rights to the supply of pilocarpine drug substance, except to the extent that such compliance is dependent upon CIBA Vision and its Sublicensee or is commercially unreasonable. MGI agrees to provide CIBA Vision with copies of any amendments to or modifications of the E. Merck Agreement which may be proposed from time to time, sufficiently in advance of execution to allow CIBA Vision a reasonable time to comment. MGI shall not terminate the E. Merck Agreement, or agree to any amendment to or modification of the E. Merck Agreement which may adversely affect any rights of CIBA Vision under this Agreement or the ability of MGI to perform its obligations under this Agreement, without the prior written consent of CIBA Vision, which consent shall not unreasonably be withheld.

                                   Article 16
                                  MISCELLANEOUS

          16.1 Entire Agreement. This Agreement, including Exhibits A through F attached hereto and incorporated as an integral part of this Agreement, and the Supply Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof, and supersede all previous agreements by and between the Parties as well as all proposals, oral or written, and all prior or contemporaneous negotiations, conversations or discussions between the Parties related to this Agreement.

          16.2 Relationship. The Parties are independent contractors and shall not be deemed to have formed any partnership, joint venture or other relationship. Neither Party shall make, or represent to any other person that it has the power or authority to make, any financial or other commitment on behalf of the other Party.

          16.3 Assignment. Subject to section 9 of this agreement, neither Party shall have the right to assign or otherwise transfer its rights and obligations under this Agreement except with the prior written consent of the other Party, provided that a successor in interest by merger, operation of law, assignment, purchase or otherwise of substantially all of the business and assets of either Party shall acquire all rights and obligations of such Party hereunder without any such consent.

          16.4 Notices; Language. Except as may be otherwise provided in this Agreement, any notice, demand or request given, made or required to be made shall be in writing and shall be effective, unless otherwise provided herein, when received after delivery by (a) registered air mail, postage prepaid; (b) facsimile with electronic confirmation of receipt; or (c) a reputable international courier such as Federal Express or DHL at the addresses set forth below or to any other address that a Party specifies in writing. All reports, notices and communications required or permitted hereunder shall be in the English language.

     If to MGI:            MGI PHARMA, INC.
                           6300 West Old Shakopee Road
                           Bloomington, MN 55438-2318
                           USA
                           Facsimile 612-346-4800
                           Attention:  Legal Department

         With copy to:     Dorsey & Whitney LLP
                           220 South Sixth Street
                           Minneapolis, Minnesota 55402
                           Facsimile: 612-340-8827
                           Attention:  Tim Hearn, Corporate Counsel

     If to CIBA Vision:    CIBA Vision AG
                           Grenzstrasse 10
                           CH-8180 Bulach
                           Switzerland
                           Facsimile: 41-1-862 03 85
                           Attention:  Head Ophthalmic Business Unit

         With copy to:     Legal Department
                           Facsimile: 41-1-862 03 84

          16.5 Governing Law. This Agreement shall be governed by, and interpreted and construed in accordance with, the law of the State of Minnesota, USA, excluding Minnesota's choice of law rules.

          16.6 Amendment. This Agreement may not be modified or amended, in whole or in part, except by written agreement signed by both Parties.

          16.7 Severability. If one or more of the provisions of this Agreement is subsequently declared invalid or unenforceable, this Agreement shall be treated as though that provision were not in this Agreement, and this shall not affect the validity or enforceability of the remaining provisions of this Agreement (unless those provisions that are invalidated or unenforceable are clearly material and inseparable from the other provisions). The Agreement as modified shall be applied and construed to reflect substantially the good faith intent of the Parties and to achieve the economic effects originally intended by the terms hereof.

          16.8 Counterparts. This Agreement shall be executed in two or more counterparts , and each such counterpart shall be deemed an original hereof.

          16.9 Waiver. No failure by either Party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

MGI PHARMA, INC.                               CIBA VISION AG


By /s/ Charles N. Blitzer                      By  /s/ Luzi von Bidder
   -------------------------------------           -------------------
   Charles N. Blitzer                              Luzi von Bidder
   President and Chief Executive Officer           President, Ophthalmic
                                                       Business Unit

By /s/ Robert M. Johnson                       By  /s/ Simon Martin
   -------------------------------------           ----------------
   Robert M. Johnson, Vice President               Simon Martin, Vice President
   Manufacturing & International                   Business Development and
       Operations                                      Licensing